Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-184176) pertaining to Neogen Corporation of our report dated June 25, 2026, relating to the statements of net assets available for benefits of Neogen 401(k) Retirement Savings Plan as of December 31, 2025 and 2024, the related statement of changes in net assets available for benefits for the year ended December 31, 2025, and the related December 31, 2025 supplemental schedule of assets (held at end of year), included in this Annual Report on Form 11-K of Neogen 401(k) Retirement Savings Plan for the year ended December 31, 2025.

/s/ Rehmann Robson LLC

Saginaw, Michigan

June 25, 2026